Exhibit 3(c)

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Correction

NRS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A

(Only one document may be corrected per certificate.)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
2. Name of document with inaccuracy or defect.
3. Filing date of document with inaccuracy or defect.
4. Brief description of inaccuracy or defect.
5. Correction of inaccuracy or defect.
6. Must be signed by Authorized Signer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: Eastside Distilling, Inc. Entity or Nevada Business Identification Number (NVID): NV20041379435
2. Document:	Name of document with inaccuracy or defect: Certificate of Designation of the Series F-1 Convertible Preferred Stock
3. Filing Date:	Filing date of document which correction is being made: October 7, 2024
4. Description:	Description of inaccuracy or defect: Sections 3(e) and 6 were left incomplete, resulting in restrictions being imposed on a class of shareholders whom the Board did not intend to restrict.
5. Correction:	Correction of inaccuracy or defect: The sentence set forth on Exhibit A to this Certificate will be added to Section 3(e) and Section 6 will be revised as set forth on Exhibit A to remove the unwanted restrictions.
6. Signature: (Required)	X /s/ Geoffrey Gwin — **Signature** 11/26/2024 — Date

This form must be accompanied by appropriate fees.

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Revised: 8/1/2023

EXHIBIT A TO

the Certificate of Correction to the

Certificate of Designations, Preferences and Rights of the

Series F-1 Convertible Preferred Stock of

Eastside Distilling, Inc.

November 26, 2024

WHEREAS, pursuant to the authority expressly conferred upon the Board of Directors (the “Board”) of Eastside Distilling, Inc., a Nevada corporation (the “Company”) and by the Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”), the Board previously designated the Series F-1 Convertible Preferred Stock and the number of shares constituting such series, and fixed the rights, powers, preferences, privileges, limitations and restrictions relating to such series in addition to any set forth in the Articles of Incorporation, and the Company filed the Certificate of Designations, Preferences and Rights of the Series F-1 Convertible Preferred Stock (the “Certificate of Designations”) on October 7, 2024. Capitalized words and phrases used and not defined herein shall have the meanings set forth in in the Certificate of Designations; and

WHEREAS, Sections 3 and 6 of the Certificate of Designations contained a scrivener’s error with respect to the voting rights of the Holders.

NOW, THEREFORE, the Certificate of Designations is hereby corrected as follows:

Section 3(e) of the Certificate of Designations is hereby corrected by adding the following to the end of that Section:

Notwithstanding anything herein to the contrary, in the event a Holder is or becomes subject to Section 16(a) of the 1934 Act by virtue of being an executive officer or director of the Company, then, beginning 61 days after such Holder became subject to Section 16(a) of the 1934 Act and continuing for as long as such Holder remains subject to Section 16(a) of the 1934 Act by virtue of being an executive officer or director of the Company, the Maximum Percentage shall not apply to such Holder for all purposes of this Certificate of Designations and the Preferred Shares held by such Holder.

Section 6 of the Certificate of Designations is hereby replaced with the following:

6. Voting Rights. Whenever any Preferred Shares are outstanding, Holders of the Preferred Shares shall be entitled to vote on an as-converted basis, as if the Initial Conversion Date has occurred even if as of an applicable date of determination the Initial Conversion Date has not occurred, and, subject to the Maximum Percentage as to any Holder, as applicable, with the holders of shares of Common Stock (except as otherwise required by applicable law, including the NRS) on all matters brought before the shareholders of the Company; provided, however, that Holders of Preferred Shares will not be entitled to vote on any matters for which shareholder approval is sought in order to comply with the rules and regulations of the Principal Market and on which the Holders are not entitled or are precluded from voting pursuant to the rules and regulations of the Principal Market. For the avoidance of doubt, the phrase “subject to the Maximum Percentage as to any Holder” does not apply to any Holder to whom the Maximum Percentage is made inapplicable by Section 3(e) hereof.

Holders of the Preferred Shares shall be entitled to written notice of all shareholder meetings or written consents (and copies of proxy materials and other information sent to shareholders), which notice shall be provided pursuant to and in accordance with the Company’s Bylaws and the NRS.

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